Exhibit 99.1

Security Capital Assurance Ltd A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda Tel: 441-279-7450
NEWS RELEASE

SECURITY CAPITAL ASSURANCE DIRECTOR BRIAN O’HARA
STEPS DOWN FROM BOARD

Hamilton, Bermuda, November 26, 2007– Security Capital Assurance Ltd (NYSE: SCA) (“SCA”) or (the “Company”) announced that Brian M. O’Hara has resigned from SCA’s board of directors today.  Mr. O’Hara, president and chief executive officer of XL Capital Ltd (NYSE: XL) (“XL”), has been a director on SCA’s board since the Company’s initial public offering in August 2006.

“On behalf of SCA, I thank Brian for his committed service and dedication to the Company during his tenure,” said Paul S. Giordano, SCA’s chief executive officer.  “Brian’s experience and leadership have been invaluable to SCA.”

Regarding his departure, Mr. O'Hara commented, "It has been my pleasure to serve on SCA's board of directors.  I believe that the remaining members of the SCA board will provide excellent leadership for SCA. "

Following Mr. O’Hara’s departure, the SCA board of directors will have eight members.  XL, a 46% shareholder in SCA, has the right to appoint Mr. O’Hara’s replacement.  Mr. O’Hara had served on the board of SCA as an XL appointee pursuant to a transition agreement entered into between the two companies at the time of SCA’s initial public offering.  XL has informed SCA that it expects to appoint such replacement in due course.

About Security Capital Assurance
Security Capital Assurance Ltd is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). For more information please visit www.scafg.com.

Contact:
Investors Frank Constantinople +1 441-279-7450 frank.constantinople@scafg.com	Media Michael Gormley +1 441-279-4750 Michael.gormley@scafg.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

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